ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 1, 2014, is entered into by and between AmbiCom Holdings, Inc., a Nevada corporation (“ABHI” or “Buyer”), Veloxum Corp., a Delaware corporation, (“VXM” or “Seller”) and certain of the shareholders of the Seller set forth on the signature page hereof (the “Shareholders”).

RECITALS:

WHEREAS, the Shareholders are the majority owners of the Seller and the Seller is engaged in the business of developing, supporting and marketing application software (the "Business"); and

WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer, all of Seller’s assets at the price and under the specified terms and conditions as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I

PURCHASE AND SALE OF ASSETS

1.1.                        Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein), Seller shall sell, transfer, convey, assign and deliver to Buyer, or its assignee, free and clear of all liens, pledges, security interests, mortgages, claims, debts charges, agreements or other encumbrances or restrictions on transfer of any kind whatsoever (collectively, “Encumbrances”), and Buyer shall purchase and accept, all of the assets of Seller, including without limitation, all intellectual property rights or interests, including patents, patents pending, potential patents, trademarks, trade secrets, mask rights, know-how, copyrights, licenses, concessions and any other intellectual property of Seller and each of its employees, any leasehold interests, leasehold improvements, furniture, fixtures, equipment and appurtenances used in the business, customer accounts and contracts, customer lists, prospective customer lists and information, marketing plans and strategies, client lists, records of the business, and all other assets, including the assets set forth on Schedule 1.1 attached hereto (collectively, the “Assets”).

Article II

PURCHASE PRICE; PAYMENT

2.1.            Purchase Price; Payment. As full payment for the transfer of the Assets to Buyer as set forth in Article I above, Buyer agrees to pay Seller the sum of Three Million Dollars (USD $3,000,000.00), payable in shares of common stock, par value $0.008 per share (the “Common Stock”) of AmbiCom Holdings, Inc. (the “Transaction”), such share payment to be calculated as follows: the number of such shares of Common Stock issuable to Seller in consideration for the sale of the Assets (the “Shares”) will be calculated based on the average closing price of the Common Stock for the thirty (30) most recent trading days preceding February 25, 2014, the date of the public announcement of the Transaction by Buyer. The Shares will be issued within two (2) business days of the Closing Date, and such Shares will be subject to a lock-up agreement to be entered into between Buyer and Seller, substantially in the form attached hereto as Exhibit 1, on the Closing Date, such that one-half of such Shares will be subject to transfer restrictions until the one year anniversary of the Closing Date, and the remaining one-half of such Shares will be subject to transfer restrictions until the two year anniversary of the Closing Date.

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Article III

CLOSING

3.1  Closing. The closing of the Transaction (the “Closing”) shall take place at [●] Pacific Time, at the offices of Kane Kessler, P.C., located at 1350 Avenue of the Americas, New York, NY 10019, on or before May 15, 2014, unless another date or place is agreed to in writing by the parties. The date on which the Closing actually occurs is herein referred to herein as the “Closing Date”.

3.2.            Documents to be Delivered by Seller. At the Closing, Seller shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(a)    Bill of Sale. A bill of sale for all of the tangible and intangible Assets listed on Schedule 1, substantially in the form attached hereto as Exhibit 3 (the “Bill of Sale”);

(b)   Assignment and Assumption Agreement. An assignment and assumption agreement, assigning all of Seller’s rights in any of the Assets listed on Schedule 1.1, substantially in the form attached hereto as Exhibit 4 (the “Assignment and Assumption Agreement”);

(c)    Assignment Agreement. An assignment agreement assigning any and all intellectual property, know-how, goodwill, trade secrets, processes, methods, research records, knowledge and other information possessed or held by the Shareholders related to the Business in form and substance satisfactory to the Company and the Shareholders.

(d)   Certified Resolutions. A certified copy of the resolutions of the shareholders of Seller and Seller’s Board of Directors, authorizing and approving this Agreement and the consummation of the transactions contemplated herein;

(e)    Employment Agreements. employment agreements between Buyer and Kevin Cornell in form and substance satisfactory to Kevin Cornell and the Buyer, and between Buyer and Michael Lazar in form and substance satisfactory to Michael Lazar and the Buyer;

(f)    Contract Consents. Any and all requisite consents, waivers or authorizations from third parties required for the assumption by Buyer of the assumed contracts shall have been obtained without any adverse effect on the terms of such contracts;

(g)   Good Standing Certificate. A good standing certificate from Seller’s state of incorporation certifying that Seller is in good standing as of a recent date;

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(h)   Officer’s Certificate. A certificate executed by a duly authorized officer of Seller, certifying that:

(i)                 the representations and warranties of Seller contained in the Agreement are accurate, true and correct on and as of the date of the Agreement, and shall also be accurate, true and correct on and as of the Closing Date with the same force and effect as though made by Seller on the Closing Date;

(ii)               Seller has performed and complied with all of its respective covenants, obligations and agreements contained in the Agreement to be performed and complied by Seller on or prior to the Closing Date;

(iii)             All consents and approvals required for the consummation of the transactions contemplated by the Agreement have been obtained; and

(iv)             No action or proceeding by any governmental authority or other person shall have been instituted or threatened which could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of the Agreement or the consummation of the transactions contemplated thereby.

(i)     Other Documents. Such additional documents, instruments or writings reasonably required by Buyer .

3.3.            Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver the following documents, in each case duly executed or otherwise in proper form:

(a)    Purchase Price. The Purchase Price as set forth in Section 2.1 above within five (5) days of the calculation as therein set forth;

(b)   Assignment and Assumption Agreement. The Assignment and Assumption Agreement;

(c)    Certified Resolutions. A certified copy of the resolutions of Buyer’s Board of Directors authorizing and approving this Agreement and the consummation of the transactions contemplated herein; and

(d)               Other Documents. Such additional documents, instruments or writings reasonably required by the Seller and its shareholders.

Article IV

REPRESENTATIONS AND WARRANTIES OF SELLER

AND THE SHAREHOLDERS

Seller and the Shareholders hereby represent and warrant to Buyer as of the date hereof as follows:

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4.1.            Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with all requisite power and authority to own the Assets and to conduct its business as it is presently conducted. Seller is qualified to do business and is in good standing in each jurisdiction in which it owns assets, leases property or conducts its business. Seller has delivered to Buyer true and complete copies of Seller’s articles of incorporation and bylaws, and all respective amendments thereto.

4.2.            Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by Seller has been duly authorized by the shareholders of Seller and Seller’s Board of Directors. No further corporate or other action is necessary on its part to make this Agreement valid and binding upon it and enforceable against it in accordance with its terms or to carry out the transactions contemplated hereby.

4.3.            No Violations. Neither the execution nor delivery of this Agreement or any related Transaction Document (as defined herein) by Seller and the performance of Seller’s obligations hereunder and thereunder, nor the purchase and sale of the Assets, will: (a) violate or result in any breach of any provision of Seller’s articles of incorporation or bylaws; (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change in control of Seller or otherwise) any obligation under, or result in the loss of any benefit under, any agreement to which Seller is a party, or give rise to the creation of any Encumbrance upon any of the Assets; or (c) violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any court or governmental, quasi-governmental or regulatory department or authority applicable to Seller or any of the Assets.

4.4. Title to and Condition of Assets. Seller has good and marketable title to all of the Assets. As of the date of this Agreement, such Assets are subject to no known claim of infringement, guaranty, judgment, execution, pledge, lien, conditional sales agreement, security agreement, Encumbrance or charge, except as disclosed pursuant to this Agreement (with respect to which no default exists) and except for liens for taxes not delinquent.

4.5.            Compliance with Applicable Laws; Permits and Licenses. Schedule 4.5 sets forth all of the licenses, franchises, permits, consents and authorizations necessary for the lawful use of the Assets. Except as set forth in Schedule 4.5, Seller properly holds, and at all relevant times has held, all material licenses, franchises, permits, consents and authorizations necessary for the lawful use of the Assets, and the Assets have not been and, during the relevant statute of limitations period, has not been used in violation of any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorization or approval (“Law”) applicable to it. Except as set forth in Schedule 4.5, Seller has not received any notification of any failure by Seller to comply with any Law applicable to it.

4.6.            Approvals and Consents. No consent, approval or authorization is required in connection with the execution or delivery of this Agreement by Seller for the consummation by it of the transactions contemplated hereby, or, if required, such consent, approval or authorization shall be obtained by Seller prior to Closing.

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4.7.            Financial Statements. Seller has delivered to the Purchaser the unaudited financial statements of Seller as of December 31, 2012, and as of December 31, 2013 (the “Financial Statements”, copies of which are attached hereto as Exhibit 6). The Financial Statements are accurate in all material respects and have been prepared from the books and records of Seller and in accordance with GAAP consistently applied and fairly present the financial condition of Seller as of the date thereof and the results of the operations of its business for the periods indicated. No compensation was paid to employees of the Seller for the years ended December 31, 2012 and December 31, 2013, such compensation to remain the sole obligation of Seller, and the Seller’s outstanding liabilities, contingent or otherwise, including, without limitation, those contained in the financial statements in Exhibit 6, shall remain the sole obligation of Seller.

4.8.            Absence of Undisclosed Liabilities. As of December 31, 2013, Seller had no liability (whether accrued, absolute, contingent or otherwise, and whether then due or to become due) nor loss contingency, except as reflected on the Financial Statements, which would be required to be included therein in accordance with GAAP consistently applied, and Seller and the Shareholders have no knowledge of any valid basis for the assertion of any such liability or loss contingency.

4.9.            Absence of Certain Changes. Since December 31, 2013, Seller has conducted its business in the usual ordinary course, and, without limiting the generality of the foregoing, since such date, there has not been: (a) any change or condition of any character in the Assets including, without limitation, the financial condition, results of operations or prospects of Seller’s business which, individually or in the aggregate, had or could reasonably be expected to have a material adverse effect on the revenues, financial condition, results of operations, properties, assets or prospects of the Assets (a “Material Adverse Effect”); (b) any sale, lease, license, Encumbrance or other transfer or disposition of the Assets; (c) any entry into or commitment to enter into any material contract by Seller relating to the Assets or any change or amendment to any such material contract, or any entry into any or commitment to enter into any contract with an affiliate of Seller relating to the Assets; (d) any damage, destruction or loss to the Assets; or (e) any failure by Seller to use its customary best efforts to preserve Seller’s goodwill with suppliers, customers and others with which it has business relationships and to maintain its business, employees, licenses and operations consistent with past practices.

4.10.        Litigation. Except as set forth in Schedule 4.10, there is no action, dispute, suit, litigation, hearing, inquiry, proceeding, arbitration or investigation pending or threatened against Seller or any of its properties, assets or rights, before any court, arbitrator or governmental authority, nor is there any judgment, decree, injunction, rule or order of any court, arbitrator or governmental authority outstanding against, and unsatisfied by, Seller, nor does Seller know of any fact or condition which could reasonably be expected to serve as a basis for the assertion of any such action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation. There is no action, suit, proceeding or investigation by any Seller pending or that Seller intends to initiate or is considering initiating.

4.11.        Assets Sufficient. The properties and assets used in the business or otherwise comprising the Assets are, in all material respects, sufficient for the conduct of normal and customary operations of the business as presently conducted by Seller.

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4.12.        Contracts. Schedule 4.12 sets forth a complete and accurate list of all of the contracts, agreements and arrangements, whether written or oral, formal or informal, which relate to the Assets or Seller’s business (the “Material Contracts”). Other than as set forth in Schedule 4.12, Seller is not in default with respect to any obligation to be performed under any Material Contract, and to the best knowledge of Seller and the Shareholders, each other party to a Material Contract is not in default with respect to any obligation to be performed. Except as set forth in Schedule 4.12, no consent by, notice to or approval from any third party is required under any Material Contract as a result of or in connection with the execution, delivery or performance of this Agreement and/or the Transaction Documents or the consummation of the transactions contemplated herein and therein. All of the contracts on Schedule 4.12 are to be assumed by Buyer at Closing, provided that the requisite consents are obtained by Seller on or prior to the Closing Date.

4.13.        No Brokers. No broker, agent, finder, consultant or other person has been retained by, or has acted on behalf of, Seller (other than legal and accounting advisors) or is entitled to be paid based upon any agreements, arrangements or understandings made by Seller in connection with any of the transactions contemplated by this Agreement. Seller represents that Buyer shall not have any liability for any claim for a broker’s fee, finder’s fee, consultant’s fee, attorney’s fee or other third party remuneration by reason of any action of Seller except for mutually agreed third parties.

4.14.        Taxes.

(a)    Except as set forth on Schedule 4.14(a), Seller has: (i) timely filed or caused to be filed with appropriate governmental agencies or departments all Federal, state, local and foreign returns (the “Tax Returns”) for Taxes (as defined herein) required to be filed by it; (ii) made available to Buyer complete and accurate copies of such Tax Returns for the past three (3) years; and (iii) paid or caused to be paid all Taxes (including any additions or penalties if any) if any required to be paid by Seller in respect of the periods for which its Tax Returns are due, and will establish an adequate accrual or reserve for the payment of all Taxes payable in respect of the period, including portions thereof, subsequent to the last of said periods up to and including the Closing Date. The Tax Returns are complete and accurate in all respects, and the calculations and deductions set forth therein have been made, in all respects, in compliance with all applicable Tax statutes, laws, rules and regulations.

(b)               The term “Tax” shall include all taxes, charges, withholdings, levies, penalties, fees, additions, interest or other assessments imposed by any United States Federal, state or local and foreign or other taxing department or authority on Seller (including, without limitation, as a result of being a member of an affiliated, combined or unitary group or as a result of any obligation arising out of an agreement to indemnify any other person), and including, but not limited to, those related to income, gross receipts, gross income, sales, use, excise, occupation, services, leasing, valuation, transfer, license, customs duties or franchise.

4.15.        Proprietary Rights. Set forth on Schedule 4.15 is a complete and accurate list of all patents, registered copyrights, trademarks, trade names, trade secrets and all other intellectual property in which Seller has proprietary rights and which relates to the business of the Seller (hereinafter referred to as the “Proprietary Rights”) and all licenses, sublicenses or other agreements with respect thereto. Seller owns all of the Proprietary Rights and the use of such Proprietary Rights does not infringe upon the rights of any other person or entity. Seller has not received any notice of a claim of such infringement nor was any such claims the subject of any action, suit or proceeding involving Seller. Seller and the Shareholders have no knowledge of any infringement or improper use by any third party of the Proprietary Rights, nor has Seller instituted any action, suit or proceeding in which an act constituting an infringement of any of the Proprietary Rights was alleged to have been committed by a third party.

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4.16.        Accounts Receivable. Subject to any allowance for doubtful accounts established in accordance with Seller’s usual business practices and reflected in the Financial Statements, Schedule 4.17 sets forth each of Seller’s accounts receivable relating to the Assets as of April 30, 2014 (the “Accounts Receivable”), and Buyer acknowledges that such Accounts Receivable shall remain the property of the Seller. Seller hereby acknowledges that any account receivable relating to the Assets on and after May 1, 2014 shall be the exclusinve property of the Buyer.

4.17.        Real Estate. Schedule 4.17 sets forth a complete and accurate list of all real property owned (the “Owned Property”) or leased or subleased by or on behalf of Seller (the “Real Estate Leases”), if any. Other than as set forth on Schedule 4.17, Seller has delivered to Buyer accurate, correct and complete copies of the Real Estate Leases, which leases are in full force and effect and constitute valid and binding obligations of the respective parties thereto. There have not been and there currently are not any defaults under said leases by any party and no event has occurred which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute a default thereunder entitling the landlord to terminate the lease.

4.18.        Regulatory Reports. Seller has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file with any governmental authority, and has paid all fees or assessments due and payable in connection therewith.

4.19.        Customers of Seller. Except as set forth on Schedule 4.19, Seller does not know of any fact, condition or event (including, without limitation, the consummation of the transactions contemplated herein) which would adversely affect the relationship of Seller with any existing customer.

4.20.        Status of Seller. Seller is, at Closing, taking the Shares for investment and not distribution of the same. Seller is an accredited investor, or is owned by members each of whom is an accredited investor, as such term is defined in the Securities Act of 1933, as amended. Seller has reviewed Buyer’s filings made with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to, the risk factors set forth therein, and understands that the Common Stock presents certain risks for a holder of the same.

4.21.        Untrue or Misleading Statements. No representation or warranty contained in this Article IV contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

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Article V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date hereof as follows:

5.1.            Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the corporate power and authority to carry on its business as it is now being conducted.

5.2.            Authority Relative to this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by Buyer’s Board of Directors. No further corporate or other action is necessary on its part to make this Agreement valid and binding upon it and enforceable against it in accordance with its terms or to carry out the transactions contemplated hereby.

5.3.            No Violations. The execution, delivery and performance of this Agreement by Buyer does not and will not (a) constitute a breach or a violation of any law, rule or regulation, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which Buyer is a party or by which it is bound, or (b) constitute a violation of any order, judgment or decree to which Buyer is a party.

5.4.            Approvals and Consents. No consent, approval or authorization is required in connection with the execution or delivery of this Agreement by Buyer or the consummation by it of the transactions contemplated hereby, or, if required, such consent, approval or authorization will be obtained prior to Closing.

5.5.            No Brokers. No broker, agent, finder, consultant or other person has been retained by, or has acted on behalf of, Buyer (other than legal and accounting advisors) or is entitled to be paid based upon any agreements, arrangements or understandings made by Buyer in connection with any of the transactions contemplated by this Agreement. Buyer represents that Seller shall not have any liability for any claim for a broker’s fee, finder’s fee, consultant’s fee, attorney’s fee or other third party remuneration by reason of any action of Buyer except for mutually agreed third parties.

Article VI

ADDITIONAL COVENANTS

The parties covenant and agree as follows:

Access to Information and Records. Seller shall, and shall cause its officers, employees, agents, independent accountants and advisors to, furnish to Buyer, its respective officers, employees, agents, independent accountants and advisors, at reasonable times and places, all information in their possession concerning the transactions contemplated hereby as may be reasonably requested, and give such persons access to all of the properties, books, records, contracts and other documents of or pertaining to the other party that such other party or its officers, employees, agents, independent accountants or advisors shall have in their custody. The foregoing covenant is conditioned upon the agreement by the parties to maintain any and all such information and records obtained hereunder as confidential, and each receiving party shall not release any such information and records without the prior written consent of the disclosing party.

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6.1.            Conduct of Seller Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by Buyer:

(a)    No Changes. Seller will carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of management, accounting or operation.

(b)   Maintain Organization. Seller will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of Buyer and will use its best efforts to preserve the business organization of Seller intact, to keep available to Buyer the present officers and employees, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with Seller.

(c)    No Breach. Seller will not do or omit any act, or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, of Seller as of the date hereof.

(d)   No Material Contracts. No contract or commitment will be entered into, and no purchase of raw materials or supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of Seller, except contracts, commitments, purchases or sales which are approved in advanceby the Buyer.

(e)    Maintenance of Property. Seller shall maintain and maximize the value of all intellectual property, including but not limited to consummating the necessary filings and paying the necessary maintenance fees, and shall use, operate, maintain and repair all property of Seller in a normal business manner.

(f)    No Indebtedness. Seller shall not create, incur, guarantee or assume, or agree to create, incur, guarantee or assume, any indebtedness for borrowed money.

6.2.            Further Assurances. The parties hereto agree to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to fulfill the conditions to Closing set forth in this Agreement and to consummate the transactions contemplated hereby. In addition, each party hereto agrees to execute reasonable supplemental or additional documents, to execute reasonable amendments to documents delivered at Closing, to re-execute documents delivered at Closing and to take any other reasonable actions as are necessary or reasonably appropriate to fully carry out and consummate the transactions contemplated herein or to correct errors or omissions, if any, in any document delivered at Closing.

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Article VII

CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

7.1.            Conditions to Obligations of Buyer to Consummate the Transactions. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing by Buyer:

(a)    Seller shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by it prior to the Closing.

(b)   Each of the documents or other items to be delivered by Seller at the Closing pursuant to Section 3.2 shall have been delivered.

(c)    Buyer shall have been satisfied with its due diligence of the Assets and Seller’s business in its sole discretion.

(d)   Nothing having a Material Adverse Effect shall have occurred between the date hereof and the Closing in the Assets, business, operations, financial or other condition of Seller.

Article VIII

CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS

8.1.            Conditions to Obligations of Seller to Consummate the Transaction. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing by Seller:

(a)    Buyer shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by it prior to the Closing.

(b)   Each of the documents and other items to be delivered by Buyer at the Closing pursuant to Section 3.3 shall have been delivered.

Article IX

TERMINATION

9.1              Right of Termination. This Agreement may be terminated without further liability of any party at any time prior to the Closing:

(a)    by mutual written agreement of Buyer and Seller;

(b)   by either party if there has been a material breach by the other party of its respective representations, warranties and covenants set forth in Articles 4, 5 or 6, respectively; or

(c)    by Buyer, if there has occurred an event constituting a Material Adverse Effect.

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Article X

SURVIVAL; INDEMNIFICATION

10.1.        Survival. All representations, warranties, covenants and agreements contained in this Agreement and the Transaction Documents shall be deemed to have been relied upon by the parties hereto, and shall survive the Closing; provided that any such representations, warranties, covenants and agreements shall be fully effective and enforceable only for a period of two (2) years following the Closing Date, and shall thereafter be of no further force or effect, except that the representations and warranties set forth in Section 4.14 (Taxes) and the indemnification obligations of any party hereto in respect of any misrepresentations or related warranties to which such party had knowledge prior to the Closing, shall survive indefinitely. Additionally, the parties agree that the indemnification obligations set forth in this Article X shall survive with respect to any existing litigation and as to any claims made within the applicable survival period until finally resolved. The representations, warranties, covenants and agreements contained in this Agreement or in any certificate, schedule, document or other writing delivered by or on behalf of any party pursuant hereto shall not be affected by any investigation, verification, examination or knowledge acquired or capable of being acquired by any other party hereto or by any person acting on behalf of any such other party.

10.2.        Indemnification.

(a)    By Seller and the Shareholders. From and after the Closing Date, Seller and the Shareholders agree to indemnify, defend and hold harmless Buyer and its respective directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each a “Buyer Indemnified Party”) from and against, and to promptly pay to or reimburse a Buyer Indemnified Party for, any and all losses, damages and expenses (including, without limitation, reasonable attorneys’ and other advisors’ fees and expenses), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the “Losses”) sustained by such Buyer Indemnified Party relating to, caused by or resulting from: (i) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by Seller and the Shareholders; and (ii) the Assets, operations and business of Seller through the Closing Date.

(b)   By Buyer. From and after the Closing Date, Buyer agrees to indemnify, defend and hold harmless Seller and its directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each, a “Seller Indemnified Party”) from and against, and to promptly pay to or reimburse a Seller Indemnified Party for, any and all Losses sustained by such Seller Indemnified Party relating to, caused by or resulting from: (i) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by Buyer contained herein or in any of the Related Documents; and (ii) the operation of the Assets and the business solely by Buyer after the Closing Date.

10.3.        Indemnification Procedure for Third Party Claims Against Indemnified Parties.

(a)    Notice. With respect to any matter for which indemnification is claimed pursuant to Section 10.2, Buyer Indemnified Party will notify Seller in writing promptly after becoming aware of such matter. With respect to any matter for which indemnification is claimed pursuant to Section 10.3, the Seller Indemnified Party will notify Buyer in writing promptly after becoming aware of such matter. A failure or delay to promptly notify an indemnifying party of a claim will only relieve such indemnifying part of its obligations pursuant to this Article X to the extent, if at all, that such party is prejudiced by reason of such failure or delay.

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(b)   Defense of Claim. Promptly after receipt of any notice pursuant to Section 10.3(a), the indemnifying party shall defend, contest, settle, compromise or otherwise protect the indemnified party against any such claim for Losses at its own cost and expense. Each indemnified party will have the right, but not the obligation, to participate, at its own expense, in the defense by counsel of its own choosing; provided, however, that the indemnifying party will be entitled to control the defense unless the indemnified party has relieved the indemnifying party in writing from liability with respect to the particular matter. The indemnified party shall reasonably cooperate with the indemnifying party’s requests, and at the indemnifying party’s expenses (including, but not limited to, indemnifying party’s paying or reimbursing the indemnified party’s reasonable attorneys’ fees and investigation expenses), concerning the defense of the claim for Losses. The indemnifying party shall include the indemnified party in any settlement discussions.

(c)    Failure to Defend. If the indemnifying party does not timely defend, contest or otherwise protect against a claim for Losses after receipt of the required notice, the indemnified party will have the right, but not the obligation, to defend, contest or otherwise protect against same, make any compromise or settlement therefore, and record the entire cost therefore from the indemnifying party, including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation and Losses.

Article XI

MISCELLANEOUS

11.1.        Rules of Construction. All exhibits and schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any exhibit or schedule shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, plan, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

11.2.        Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Seller or Buyer shall be subject to the approval of the other in all essential respects, except that Seller’s approval shall not be required as to any statements and other information which Buyer may submit to the SEC or that Buyer may be required to make pursuant to any rule or regulation of the SEC or otherwise required by law.

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11.3.        Assignment; Parties in Interest.

(a)    Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of both parties.

(b)   Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

11.4.        Governing Law. This Agreement shall be construed and interpreted according to the internal laws of the State of California, without regard to principles of conflict of laws. The parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts located in the Central District of the State of California. Each party hereby submits to the personal jurisdiction thereof, and the parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in the notice section herein shall be deemed properly served and accepted for all purposes. The parties hereto waive the right to trial by jury in any proceeding hereunder.

11.5.        Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission, electronic mail or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a)    If to Buyer, to:

AmbiCom Holdings, Inc.

500 Alder Drive

Milpitas, California 95035

Fax: [●]

Attention: CEO

or to such other person or address as Buyer shall furnish to Seller in writing.

With a copy to (which shall not constitute notice):

Kane Kessler, P.C.

1350 Avenue of the Americas, 26th Floor

New York, NY 10019

Fax: (212) 245-3009

Attn.: Peter Campitiello, Esq.

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(b)   If to Seller, to:

Veloxum Corporation

5 Erba Lane, Suite G

Scotts Valley, California 95066

Fax: (831) 252-1685

Attention: Kevin Cornell, CEO

or to such other person or address as Seller shall furnish to Buyer in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted (other than by electronic mail) pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent to an e-mail address, such communication shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is sent after 5:00 p.m. (San Fransisco time), such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

11.6.        Expenses. Each of the parties hereto shall bear their own respective expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

11.7.        Attorneys’ Fees. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including, without limitation, attorneys’ fees, expenses and prejudgment interest.

11.8.        Entire Agreement; Enforceability. This Agreement, including all the exhibits and schedules, ancillary agreements and any other instruments to be executed and delivered by the parties hereto (collectively, the “Transaction Documents”): (a) constitutes the entire agreement among the parties with respect to the transactions contemplated herein and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof, and (b) shall be binding upon, and is solely for the benefit of, each party hereto and nothing in this Agreement is intended to confer upon any third party any rights or remedy of any nature whatsoever hereunder or by reason of this Agreement or any of the Transaction Documents.

11.9.        Severability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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11.10.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by a party.

11.11.    Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section, subsection, preamble, recital and party references are to this Agreement unless otherwise stated. No party or its counsel shall be deemed the drafter of this Agreement for purposes of construing its provisions, and all language in all parts of this Agreement shall be construed in accordance with its fair meaning, and not strictly for or against any party. The parties waive any rule of law or judicial precedent that provides that contractual ambiguities are to be construed against the party who shall have drafted the contractual provision in question.

[-Signatures to Asset Purchase Agreement on Next Page-]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

BUYER:

AmbiCom Holdings, Inc.

By:	/s/
Name: John Hwang
Title: Chief Executive Officer

SELLER:

Veloxum Corp.

By:	/s/
Name: Kevin Cornell
Title: Chief Executive Officer

THE SHAREHOLDERS

/s/____________________
KEVIN CORNELL

/s/______________________
MICHAEL LAZAR

Signature Page to Asset Purchase Agreement

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INDEX

Exhibits

Exhibit No.	Description

1	Form of Lock-Up Agreement

2	Intentionally Omitted

3	Form of Bill of Sale

4	Form of Assignment and Assumption Agreement

5	Intentionally Omitted

6	2012 and 2013 unudited Financial Statements

Schedules

Schedule No.	Description

1.1	List of Assets

4.5	Compliance with Applicable Laws; Permits and Licenses

4.10	Litigation

4.12	Contracts

4.14(a)	Taxes

4.15	Proprietary Rights

4.18	Real Estate

4.20	Customers

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EXHIBIT 1

FORM OF LOCK UP AGREEMENT

See attached.

EXHIBIT 3

Bill of Sale

KNOW ALL MEN BY THESE PRESENTS, that Veloxum, a California corporation (“Seller”), for good and valuable consideration, the receipt of which is hereby acknowledged, effective as of the date set forth below, hereby irrevocably grants, conveys, transfers and assigns unto AmbiCom Holdings, Inc., a Nevada corporation (“Buyer”), its successors and assigns, all of its right, title and interest in and to the Assets (as defined in that certain Asset Purchase Agreement entered into by and among Seller and Buyer dated as of _______________, 2014 (the “Agreement”), and more fully set forth on Schedule 1.1 attached hereto (the “Assets”);

TO HAVE AND TO HOLD the same unto Buyer, its successors or assigns, forever, and Seller does hereby covenant and agree that it will from time to time, if requested by Buyer, its successors and assigns, execute, acknowledge and deliver, or will cause to be done, executed and delivered to Buyer or its successors or assigns, such and all further acts, transfers, assignments, deeds, powers and assurances of title, and additional papers and instruments, and to cause to be done all acts or things as often as may be proper or necessary for better assuring, conveying, transferring and assigning all of the Assets hereby conveyed, transferred or assigned, and effectively to carry out the intent hereof, and to vest in the entire right, title and interest of Seller in and to all of the said Assets.

IN WITNESS WHEREOF, the parties have executed this instrument as of March ___, 2014.

BUYER:

AmbiCom Holdings, Inc.

By:
Name: John Hwang
Title: Chief Executive Officer

SELLER:

Veloxum Corp.

By:
Name: Kevin Cornell
Title: Chief Executive Officer

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